SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 29, 2007

FUQI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52383	20-1579407
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China
(Address of principal executive offices)

Registrant's telephone number, including area code:	86-755-2580 6333

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(d)

On June 29, 2007, the Board of Directors of Fuqi International, Inc. (the “Company”) appointed Hon. Lily Lee Chen, Jeff Haiyong Liu, Eileen B. Brody, and Victor A. Hollander (the “New Directors”) to serve as independent directors of the Company. The Board of Directors determined that each of the New Directors is independent, as defined by the applicable rules of the NASDAQ Stock Market. Additionally, on June 29, 2007 the Company’s Board of Directors appointed Ms. Brody, Mr. Liu and Mr. Hollander to serve as members of both the Audit Committee and the Compensation Committee of the Board of Directors. Mr. Hollander will serve as the Chairman of the Audit Committee. Mr. Lui will serve as the Chairman of the Compensation Committee. The Board of Directors also appointed Ms. Chen, Ms. Brody and Mr. Liu to serve as members of the Nominating and Corporate Governance Committee. Ms. Brody will serve as the Chairman of the Nominating and Corporate Governance Committee.

Also on June 29, 2007, and in connection with the appointment of the New Directors, the Company entered into a Director Agreement with each of the New Directors. Under the terms of the Director Agreement, each New Director will receive an annual compensation of U.S. $20,000. In addition, each New Director will receive U.S. $2,000 for each in-person meeting attended. Ms. Brody, Mr. Liu and Mr. Hollander will be paid an additional annual fee of U.S. $2,500 for serving on the Company Audit Committee and U.S. $2,000 for serving on the Company Compensation Committee. Subject to the Board’s approval, the Company will also grant each New Director, on the effective date of the Company’ proposed public offering (the “Offering”) a non-qualified ten-year stock option to purchase 30,000 shares of common stock at an exercise price per share equal to 100% of the Offering price. One-half of the options will vest upon the effective date of the Offering, while the remaining one-half will vest in four equal quarterly installments thereafter.

Item 9.01.	Financial Statements and Exhibits

9.01 (d) Exhibits

10.1	Form of Director Agreement, dated June 29, 2007, entered into between the Company and each of Hon. Lily Lee Chen, Jeff Haiyong Liu, Eileen B. Brody and Victor A. Hollander.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2007	FUQI INTERNATIONAL, INC.

	By:	/s/ Yu Kwai Chong
Name: Yu Kwai Chong
Title: Chief Executive Officer, President and Chairman of the Board